Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 26, 2024, with respect to the consolidated financial statements of Gamehaus Inc., as of and for the years ended June 30, 2024 and 2023 in this Registration Statement on Form F-1 and the related prospectus of Gamehaus Inc. filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

June 13, 2025